Exhibit 2.2

GENERAL PARTNER INTEREST HOLDER AGREEMENT

BY AND BETWEEN

TUSCARORA GAS PIPELINE CO.

AND

TC TUSCARORA INTERMEDIATE LIMITED PARTNERSHIP

November 1, 2006

GENERAL PARTNER INTEREST HOLDER AGREEMENT

This GENERAL PARTNER INTEREST HOLDER AGREEMENT (this “Agreement”), dated as of November 1, 2006, is made by and between Tuscarora Gas Pipeline Co., a Nevada corporation (“TGPC”), and TC Tuscarora Intermediate Limited Partnership, a Delaware limited partnership (“Buyer”).

W I T N E S S E T H:

WHEREAS, simultaneously with the execution of this Agreement, TGPC and Buyer, are entering into that certain General Partnership Interest Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which Buyer will acquire a 49% general partnership interest in Tuscarora Gas Transmission Company, a Nevada general partnership (the “Partnership”);

WHEREAS, TGPC will retain a 1% general partnership interest in the Partnership (the “TGPC Interest”); and

WHEREAS, the parties desire to set forth their agreement as to certain rights and obligations relating to the TGPC Interest upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein and in the Purchase Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions                        For purposes of this Agreement, capitalized terms used, but not defined herein, shall have the meaning set forth in the Purchase Agreement.

ARTICLE II

COVENANTS

Section 2.1 Certain Restrictions.

(a)                                  TGPC and Buyer agree that, without the prior written consent of Buyer, TGPC will not, directly or indirectly:

(i)             sell, exchange, lend, transfer, assign, offer, pledge, or otherwise dispose of all or any portion of the TGPC Interest;

(ii)          sell or grant any option, right, warrant or contract to purchase or sell all or any portion of the TGPC Interest;

(iii)       enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the TGPC Interest; and

(iv)      make any proposal or publicly disclose any intention, plan or arrangement inconsistent with the foregoing.

(b)                                 Neither Buyer nor TGPC shall disclose the terms, or existence, of this Agreement to any Person except as may be permitted by the Purchase Agreement.

Section 2.2 Option to Purchase TGPC Interest.

(a)                                  Upon the Closing, Buyer shall pay $100,000 to TGPC.

(b)                                 Buyer shall have the right, but not the obligation, to purchase the TGPC Interest at any time during the period beginning from and after the closing of the transactions contemplated by the Purchase Agreement and ending on the date that is 30 days after the twelve-month anniversary of the closing of the transactions contemplated by the Purchase Agreement (the “Option Expiration Date”) at a price in cash equal to the sum of (i) (A) the Purchase Price, divided by (B) 0.98, multiplied by (C) 0.02, plus (ii) the aggregate amount of any capital contributions in respect of the TGPC Interest paid by TGPC from and after the Closing and prior to the Option Closing (as defined below), minus (iii) the aggregate amount of any distributions paid by the Partnership to TGPC in respect of the TGPC Interest from and after the Closing and prior to the Option Closing, minus (iv) $100,000.

(c)                                  The closing of the transaction contemplated by this Section 2.2 (the “Option Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York, at 10:00 a.m., local time, no later than the third Business Day following the date on which written notice of Buyer’s exercise of the option contemplated by this Section 2.2 is delivered to TGPC, or at such other place or time as the parties may agree.

(d)                                 The respective obligations of each party to effect the transactions contemplated hereby to occur at the Option Closing shall be subject to the expiration or termination of the waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby. In addition, it shall be a condition to Buyer’s exercise of its right to purchase the TGPC Interest hereunder (and TGPC’s obligation to sell the TGPC Interest hereunder) that the Partnership, Buyer and TCPL consent to such disposition and waive any claims involving a breach of the Partnership Agreement or a termination of the Partnership (whether under Section 708 of the Code or otherwise) in connection therewith (pursuant to documentation reasonably acceptable to TGPC).

(e)                                  TGPC shall not be required to make any representations and warranties or provide any indemnification or otherwise incur any obligations in connection with the transactions contemplated hereby, except:

(i)                                     (A) the TGPC Interest has been duly authorized and validly issued, and is fully paid and nonassessable, and is held of record and beneficially owned by TGPC; and (B) at the Option Closing (assuming the payment of the purchase price contemplated by Section 2.2(b)), TGPC will transfer the TGPC Interest to Buyer, free and clear of Encumbrances (other than Encumbrances created by Buyer or arising under applicable securities laws), which representations and warranties shall be true and correct (A) as of the date hereof, (B) as of the Closing and (C) as of the Option Closing; and

(ii)                                  the indemnification obligations set forth in Article IX of the Purchase Agreement for breaches of the representations and warranties in Section 2.2(e)(i) shall apply to the TGPC Interest from and after the Closing (subject to the limitations and other provisions set forth in Article IX of the Purchase Agreement).

Section 2.3 Voting Agreement.

TGPC agrees to vote, or cause to be voted, the TGPC Interest, from time to time and at all times any vote of the Partners (as defined in the Partnership Agreement) is required under the Partnership Agreement in such manner as directed by Buyer until this Agreement is terminated pursuant to Section 3.1.

ARTICLE III

TERM

Section 3.1 Term.

This Agreement shall terminate automatically (a) upon consummation of the sale of the TGPC Interest by TGPC to Buyer pursuant to Section 2.2, (b) upon the expiration without exercise by Buyer of its right to purchase the TGPC Interest described in Section 2.2 or (c) upon the termination of the Purchase Agreement in accordance with its terms. If this Agreement is terminated as provided herein, such termination shall be the sole remedy of the parties hereto with respect to breaches of this Agreement and none of the parties hereto nor any of their respective trustees, directors, officers, members, general partners, or Affiliates, as the case may be, shall have any liability or further obligation to the other party or any of their respective trustees, directors, officers, members, general partners, or Affiliates, as the case may be, pursuant to this Agreement, except in each case as provided in Section 4.3.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Dispute Resolution.

Any disputes arising out of or relating to this Agreement or the breach, termination or validity thereof or the parties’ performance hereunder shall be resolved as provided by Section 10.5 of the Purchase Agreement.

Section 4.2 Entire Agreement.

This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to such subject matter; provided that this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its terms and this Agreement.

Section 4.3 Expenses.

Except to the extent otherwise specifically provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.

Section 4.4 Amendment.

Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of TGPC and Buyer.

Section 4.5 Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, or mailed by a nationally recognized overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses set forth in Section 10.3 of the Purchase Agreement (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof).

Section 4.6 Severability.

Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 4.7 Waiver.

Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 4.8 Interpretation.

The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. References in this Agreement to “dollars” or “$” are to U.S. dollars. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  When a reference in this Agreement is made to a “party” or “parties,” such reference shall be to a party or parties to this Agreement unless otherwise indicated.

Section 4.9 Third Party Beneficiaries.

This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any party or any of their affiliates. No such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any liability (or otherwise) against either party hereto.

Section 4.10 Assignment.

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, including by operation of law without the prior written consent of the other party (which may be withheld in its sole discretion); provided, that, without the consent of TGPC, but with prior notice to TGPC, Buyer may assign all or any portion of its rights and obligations under this Agreement to one or more Affiliates of Buyer (provided, however, that (a) each such assignee shall execute a supplementary agreement pursuant to which it agrees to be bound by the terms and conditions of this Agreement and (b) no assignment of rights or obligations pursuant to this Section 4.10 shall relieve the assigning party of its obligations hereunder).

Section 4.11 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law) as to all matters, including matters of validity, construction, effect, performance and remedies.

Section 4.12 Facsimiles; Counterparts.

This Agreement may be executed by facsimile signatures by any party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, TGPC and Buyer have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

TUSCARORA GAS PIPELINE CO.

By:	/s/ Michael W. Yackira
	Name:	Michael W. Yakira
	Title:	Treasurer

TC TUSCARORA INTERMEDIATE LIMITED PARTNERSHIP

By:	TC PipeLines GP, Inc., its general partner

By:	/s/ Mark Zimmerman
	Name:	Mark Zimmerman
	Title:	VP – Business Development

By:	/s/ Ron Cook
	Name:	Ron Cook
	Title:	Vice President - Taxation